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                                                                   EXHIBIT 10.57


                        O'CHARLEY'S INC. (THE "COMPANY")

          SUMMARY OF DIRECTOR AND NAMED EXECUTIVE OFFICER COMPENSATION


I. DIRECTOR COMPENSATION. Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. The following table sets forth current rates of cash compensation for the Company's non-employee directors.

Annual Retainer                                $15,000 (payable in quarterly installments)

Fee for attending each Board or
Committee meeting in person
(other than Executive Committee
meetings)                                      $3,000

Fee for attending each Board or
Committee meeting by telephone
(other than Executive Committee
meetings)                                      $500

Additional annual fee for each
non-employee member of the Executive
Committee                                      $12,000 (payable in quarterly installments)

Additional annual fee for the Audit
Committee Chair, Compensation and Human
Resources Committee Chair and Nominating
and Corporate Governance Committee Chair       $4,000 (payable in quarterly installments)

         In accordance with the terms of the Company's 2000 Stock Incentive Plan, the Board has decided to reduce to zero the number of outside director options to be granted during 2006 (including, without limitation, grants that would otherwise be made to new directors and grants that would be made to incumbent directors on the date of the 2006 annual meeting). Pursuant to the Board's action, each non-employee director will receive a grant of 5,625 shares of restricted stock (under the terms of the 2000 Stock Incentive Plan) on the date of his or her initial election or appointment to the Board. These shares will vest in three equal, annual installments beginning on the date of the next annual meeting of shareholders following the date of grant. In addition, on the date of each annual meeting of shareholders, each non-employee director who will continue as a director following such meeting will receive a grant of 3,000 shares of restricted stock (under the terms of the 2000 Stock Incentive Plan). These shares will vest in three equal, annual


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installments beginning on the date of the next annual meeting of shareholders following the date of grant.

II. NAMED EXECUTIVE OFFICER COMPENSATION. The following table sets forth the current base salaries provided to the Company's Chief Executive Officer and four most highly compensated executive officers.

        EXECUTIVE OFFICER                      CURRENT SALARY
        -----------------                      --------------
        Gregory L. Burns                          $550,000

        Jeffrey D. Warne                          $400,000

        Lawrence E. Hyatt                         $370,000

        Randall C. Harris                         $340,000

        John R. Grady                             $300,000

         The Company's Chief Executive Officer and four most highly compensated executive officers are also eligible to receive cash incentive bonuses for fiscal 2006 performance. The bonus payable to each such officer (as a percentage of such officer's base salary) at threshold, target and superior levels of performance is as follows:

        EXECUTIVE OFFICER         THRESHOLD          TARGET            SUPERIOR
        -----------------         ---------          ------            --------
        Gregory L. Burns             45%               90%               180%

        Jeffrey D. Warne             35%               70%               140%

        Lawrence E. Hyatt            34%               67%               134%

        Randall C. Harris            30%               60%               120%

        John R. Grady                30%               60%               120%

         For Messrs. Burns, Hyatt and Harris, the performance targets are based entirely on attaining specified levels of corporate operating income. For Messrs. Warne and Grady, the performance targets are based 20% on attaining specified levels of corporate operating income, 70% on attaining specified levels of concept operating income (O'Charley's and Ninety Nine, respectively) and 10% on attaining individual performance goals established for each such officer.

         In addition to the annual cash incentive bonus opportunity, the Company's Chief Executive Officer and four most highly compensated executive officers are also eligible to receive incentive bonuses under the Company's 2006-2007 Special Incentive Plan for


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Extraordinary Performance. The plan, which is a two-year program, will provide additional bonuses to such officers in the event the Company achieves or exceeds the superior level of corporate operating income (after giving effect to the payment of cash bonuses). For any awards payable to these officers, 50% of the bonus earned will be payable in cash and 50% will be payable in the form of restricted stock with a two-year vesting period. Depending upon the Company's performance for the two-year period, each officer's actual award could range from zero to two times such officer's target award amount. For Mr. Burns, the target award amount for 2006-2007 is $400,000. For each of the other named executive officers, the target award amount for 2006-2007 is $300,000. The target operating income goal under the plan will be 5% higher than the Company's superior goal for its annual cash incentive bonus program, with a threshold for any payment beginning at the superior level of performance. Each such officer will be eligible to receive an interim payment if the Company achieves its 2006 target operating income goal. In the event the Company achieves its 2006-2007 target operating income goal under this plan, each officer will also be eligible to receive an additional 10% of such officer's target award amount if the Company achieves certain guest satisfaction goals.

         In addition to their base salaries and bonus potential, the Company's Chief Executive Officer and four most highly compensated executive officers are also eligible to:

         - participate in the Company's long-term incentive program, which currently involves the award of performance based restricted stock pursuant to the Company's 2000 Stock Incentive Plan;

         -        receive a $25,000 per year car allowance;

         -        participate in the Company's Deferred Compensation Plan; and

         - participate in the Company's broad-based benefit programs generally available to its salaried employees, including health, disability and life insurance programs.